Exhibit 21.1

Subsidiaries of the Registrant

Name	Jurisdiction	Percentage Equity

Costar Video Systems, LLC	Delaware	100%
Video Solutions Technology Center, LLC	Delaware	100%
L Q Merger Corp.	Delaware	100%